Exhibit 99.1

FOR IMMEDIATE RELEASE

FS Investment Corporation Announces Investment Grade Rating

FSIC receives BBB- Investment Grade Rating with a Positive Outlook from S&P

Philadelphia – April 1, 2014 – FS Investment Corporation (“FSIC”), a business development company (“BDC”) that invests primarily in the floating rate, senior secured debt of private U.S. companies, today announced that it has received an investment grade credit rating of BBB- with a positive outlook from Standard & Poor’s Rating Services (“S&P”). FSIC is managed by Franklin Square Capital Partners (“Franklin Square”) and sub-advised by GSO Capital Partners, the credit platform of Blackstone. Together, Franklin Square and GSO / Blackstone are the world’s largest manager of BDC assets, with over $10 billion in assets under management across their funds.

Factors supporting the rating included FSIC’s expected mid-April listing on a national exchange as a “positive” development; the fund’s “diversified portfolio” with no single issuer at more than 5% of the total portfolio; and FSIC’s plans for potential future debt offerings “which would further diversify its funding profile.”

“Our investment grade rating with a positive outlook from S&P reflects our focus on senior secured debt, the strength of the partnership between Franklin Square and GSO / Blackstone and our track record of strong investment performance,” said Michael C. Forman, Chairman and CEO of FSIC. “We look forward to continuing to diversify the financing options available to FSIC both through our expected listing on the New York Stock Exchange and the potential future issuance of unsecured debt that this investment grade rating affords us.”

About FS Investment Corporation

FSIC, an investment fund sponsored by Franklin Square, is a publicly registered BDC. A BDC such as FSIC is a type of investment fund that enables investors to access investments in private U.S. companies. FSIC focuses primarily on investing in the floating rate debt securities of private companies throughout the United States, with the investment objectives of generating current income and, to a lesser extent, long-term capital appreciation for its investors. FSIC is managed by FB Income Advisor, LLC, an affiliate of Franklin Square, and is sub-advised by GSO / Blackstone Debt Funds Management LLC, an affiliate of GSO Capital Partners LP (“GSO”). GSO, with approximately $65 billion in assets under management as of December 31, 2013, is the credit platform of Blackstone. For more information, please visit www.fsinvestmentcorp.com.

About Franklin Square Capital Partners

Franklin Square is a leading manager of alternative investment funds designed to enhance investors’ portfolios by providing access to asset classes, strategies and asset managers that typically have been available to only the largest institutional investors. The firm’s funds offer “endowment-style” investment strategies that help construct diversified portfolios and manage risk. Franklin Square strives not only to maximize investment returns but also to set the industry standard for best practices by focusing on transparency, investor protection and education for investment professionals and their clients.

Founded in Philadelphia in 2007, Franklin Square quickly established itself as a leader in the world of alternative investments by introducing innovative credit-based income funds, including the industry’s first non-traded BDC. The firm currently manages five funds with over $10.3 billion in assets as of December 31, 2013.

For more information, please visit www.franklinsquare.com.

About Blackstone and GSO Capital Partners

Blackstone is one of the world’s leading investment and advisory firms. Blackstone seeks to create positive economic impact and long-term value for its investors, the companies it invests in, the companies it advises and the broader global economy. The firm does this through the commitment of its extraordinary people and flexible capital. GSO is the global credit platform of Blackstone. GSO, together with its affiliates, has approximately $65 billion of assets currently under management and is one of the largest credit-focused alternative managers in the world and a major participant in the leveraged finance marketplace. GSO seeks to generate superior risk-adjusted returns in its credit business by investing in a broad array of strategies including mezzanine, distressed investing leveraged loans and other special situation strategies. Blackstone’s alternative asset management businesses include investment vehicles focused on private equity, hedge fund solutions, secondary funds, and multi asset class exposures falling outside of other funds’ mandates. Blackstone also provides various financial advisory services, including mergers and acquisitions advisory, restructuring and reorganization advisory and fund placement services. Further information is available at www.blackstone.com.

Forward-Looking Statements

This announcement may contain certain forward-looking statements, including statements with regard to future events or the future performance or operation of FSIC. Words such as “believes,” “expects,” “projects” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements. Factors that could cause actual results to differ materially include changes in the economy, risks associated with possible disruption in FSIC’s operations or the economy generally due to terrorism or natural disasters, future changes in laws or regulations and conditions in FSIC’s operating area, the ability of FSIC to complete the listing of its shares of common stock on the New York Stock Exchange LLC (“NYSE”), and the price at which shares of common stock may trade on the NYSE. Some of these factors are enumerated in the filings FSIC makes with the Securities and Exchange Commission. FSIC undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Other Information

This press release does not constitute an offer to buy any securities of FSIC and is not soliciting an offer to sell such securities in any state where such offer and sale is not permitted.

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